Adopted November 16, 2023

CLAWBACK POLICY

1.    POLICY

In accordance with the applicable rules of Rule 5608 of the Nasdaq (“Nasdaq”) listing rules (the “Listing Rules”) and Section 10D and Rule 10D-1 (“Rule 10D-1”) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), the Board of Directors (the “Board”) of Sirius XM Holdings Inc. (the “Company”) has adopted this Clawback Policy (this “Clawback Policy”) to provide for the recovery of erroneously awarded incentive-based compensation from Officers of the Company.

2.    APPLICABILITY

This Clawback Policy applies to all current or former “Officers” of the Company (as defined below) who received Recoverable Incentive Compensation (as defined below) during the Recoupment Period (as defined below). For purposes of this Clawback Policy, “Officers” means each individual who is or was during the applicable period designated by the Board (or an applicable committee thereof) to constitute an “officer” of the Company, as defined in Rule 16a-1(f) under the Exchange Act.

3.    RECOUPMENT/CLAWBACK

In the event of a Restatement (as defined below), the Compensation Committee (if composed entirely of independent directors, or in the absence of such a committee, a majority of independent directors serving on the Board) (as applicable, the “Committee”) shall require a current or former Officer to reimburse, repay or otherwise forfeit any Excess Incentive Compensation (as defined below) received by such Officer at any time during the three completed fiscal years immediately preceding a Restatement Determination (as defined below) (such period, the “Recoupment Period”). For purposes of this Clawback Policy, Recoverable Incentive Compensation is deemed “received” during the Company’s fiscal period during which the financial reporting measure specified for the incentive compensation award is attained, even if the payment or grant of the Recoverable Incentive Compensation occurs after the end of that period.

“Excess Incentive Compensation” means, without regard to any taxes paid or payable, the amount of Recoverable Incentive Compensation that was received by the Officer, based on the incorrectly reported financial results of the Company, over the Recoverable Incentive Compensation that would have been received by the Officer if such amount(s) had been determined based on the financial results of the Company as set forth or reflected in the Restatement, in each case, as determined by the Committee. If the Committee cannot reasonably determine the amount of Excess Incentive

Compensation received by the Officer based on the information set forth or reflected in the Restatement (i.e., if the amount of such Excess Incentive Compensation is not subject to mathematical recalculation directly from the applicable Restatement (for example, if the applicable Financial Reporting Measure is based on or derived from the Company’s stock price or total shareholder return)), then it will make its determination based on a reasonable estimate of the effect of the Restatement on the Company. Where the Committee has made a determination of the amount of Excess Incentive Compensation based on a reasonable estimate of the effect of the applicable Restatement on the Company’s stock price or total shareholder return, it will maintain documentation of the determination of that reasonable estimate and, upon request, provide such documentation to Nasdaq.
“Financial Reporting Measures” means measures that are determined and presented in accordance with the accounting principles used in preparing the Company’s financial statements, and any measures that are derived wholly or in part from such measures. For purposes of this Clawback Policy, financial reporting measures include, but are not limited to, stock price and total shareholder return. A Financial Reporting Measure need not be presented within the financial statements or included in a filing with the SEC.
“Incentive Compensation” means any cash, equity-based or equity-linked compensation to the extent the amount is paid, earned, vested or granted based wholly or in part on the attainment of one or more Financial Reporting Measures.
“Recoverable Incentive Compensation” means all Incentive Compensation received on or after the Effective Date by an Officer: (i) after beginning service as an Officer; (ii) while the Company has a class of securities listed on a national securities exchange or a national securities association; and (iii) during the Recoupment Period.
“Restatement” means an accounting restatement (i) due to the material noncompliance of the Company with any financial reporting requirement under the securities laws, including any required accounting restatement to correct an error in previously issued financial restatements that is material to the previously issued financial statements, or (ii) that corrects an error that is not material to previously issued financial statements, but would result in a material misstatement if the error were not corrected in the current period or left uncorrected in the current period.

“Restatement Determination” means the earlier to occur of (i) the date the Board, the Committee and/or management concludes (or reasonably should have concluded) that a Restatement is required, or (ii) the date a regulator, court or other legally authorized entity directs the Company to prepare a Restatement of a previously issued financial statement.

In the event of a Restatement Determination, the Committee shall promptly determine the amount of any Excess Incentive Compensation for each Officer in connection with the Restatement and shall promptly thereafter provide each Officer with a written notice containing the amount of Excess Incentive Compensation accompanied by all information reasonably necessary to support such calculation and a demand for repayment or return, as applicable. The Committee shall have discretion to determine the appropriate means of recovery of Excess Incentive Compensation based on all applicable facts and circumstances and taking into account the time value of money and the cost to stockholders of delaying recovery, including, subject to applicable law, by electing to withhold future unpaid compensation, by set-off, or by rescinding or cancelling unvested or vested stock or other equity-based awards. The right of recovery under this Clawback Policy shall run in favor of the Company. Any action by the Company to recover Excess Incentive Compensation under this Clawback Policy from an Officer shall not, whether alone or in combination with any other action, event or condition, be deemed (i) “good reason” for resignation or to serve as a basis for a claim of constructive termination under any benefits or compensation arrangement applicable to such Officer, or (ii) to constitute a breach of a contract or other arrangement to which such Officer is party.

4.    ADMINISTRATION OF CLAWBACK POLICY

Administration of this Clawback Policy shall be the responsibility of the Committee. The Committee is authorized to interpret and construe this Clawback Policy and to make all determinations reasonably necessary, appropriate, or advisable for the administration of this Clawback Policy and for the Company’s compliance with the Listing Rules, Section 10D, Rule 10D-1 and any other applicable law, regulation, rule or interpretation of the SEC or Nasdaq promulgated or issued in connection therewith.

Notwithstanding anything set forth herein to the contrary, the Company shall not be required to seek recovery of compensation under this Clawback Policy (i) if the Committee reasonably determines that the direct expenses to be paid to a third party to recover the Excess Incentive Compensation would exceed the amount of the compensation to be recovered, making recovery impracticable, and provides all required information to Nasdaq, (ii) if recovery would be in violation of any home country law applicable to the Company or an Officer which law was adopted prior to November 28, 2022, provided that, before determining that it would be impracticable to recover any amount of Excess Incentive Compensation based on violation of home country law, the Company has obtained an opinion of home country counsel, acceptable to Nasdaq, that recovery would result in such a violation and a copy of the opinion is provided to Nasdaq, or (iii) to the extent applicable, if recovery would likely cause an otherwise tax-qualified retirement plan, under which benefits are broadly available to employees of the Company, to fail to meet the requirements of 26 U.S.C. 401(a)(13) or 26 U.S.C. 411(a) and regulations thereunder. In connection with the foregoing, the Committee must also make a determination that, as a result of any or all of the foregoing, recovery under this Clawback Policy would be impracticable.

5.    NO INDEMNIFICATION

None of the Company or any of its subsidiaries shall be permitted to indemnify or insure any Officer against (i) the loss of any Excess Incentive Compensation that is repaid, returned or recovered pursuant to the terms of this Clawback Policy, or (ii) any claims relating to the Company’s enforcement of its rights under this Clawback Policy.

6.    OTHER RECOVERY RIGHTS

This Clawback Policy shall be binding and enforceable against all Officers and, to the extent required by applicable law, their beneficiaries, heirs, executors, administrators or other legal representatives. The Committee intends that this Clawback Policy will be applied to the extent required by applicable law. Any employment agreement, equity award agreement, compensatory plan or any other agreement or arrangement with an Officer shall be deemed to include, as a condition to the grant of any benefit thereunder, an agreement by the Officer to abide by the terms of this Clawback Policy. Any right of recovery under this Clawback Policy is in addition to, and not in lieu of, any other remedies or rights of recovery that may be available to the Company under applicable law, regulation or rule or pursuant to the terms of any policy of the Company or any provision in any employment agreement, equity award agreement, compensatory plan, agreement or other arrangement; provided, that, to the extent permitted by applicable law, if an Officer has already reimbursed or otherwise repaid the Company in respect of any Excess Incentive Compensation required to be repaid as a result of any duplicative recovery obligations established by the Company or pursuant to applicable law, the Committee may reduce such amount(s) from the amount of any Excess Incentive Compensation otherwise required to be repaid under this Clawback Policy.

7.    EFFECTIVENESS OF CLAWBACK POLICY

This Clawback Policy shall become effective as of October 2, 2023 (the “Effective Date”). This Clawback Policy may be suspended, amended, modified or terminated by the Board of Directors/the Committee at any time.